Southampton Partnership to Seek Rehearing on QF Ruling

    Louisville, KY - A LG&E Power Inc. partnership will file for a rehearing of a ruling earlier this week by the Federal Energy Regulatory Commission (FERC) involving operation of the partnership's Southampton plant as a qualified facility (QF) in 1992.

    The Southampton facility, a 63 megawatt coal-fired plant in Franklin, Virginia, supplies process steam to a nearby chemical manufacturer and bulk electric power under contract to Virginia Electric and Power Co. as a QF under the Public Utility Regulatory Policies Act (PURPA). The facility began commercial operation in 1992.

    The partnership determined earlier this year that the plant had not met certain technical requirements for QFs during its first year of commercial operation. The partnership sought a waiver of the technical operating requirements for the 1992 period from the FERC, which had previously granted such a waiver during the plant's start-up phase in 1991. The plant has met the FERC's operating standards for QFs from 1993 to date.

    Virginia Power filed a motion to intervene in the proceedings in May 1994, contending that the facility was not entitled to payments of $17.4 million it received from Virginia Power during 1992.

    The FERC's ruling earlier this week denied Southampton's request for the waiver and directed Southampton to show cause as to why it should not be required to file new rate schedules reflecting sales to Virginia Power in 1992 as a utility, rather than a QF.

    LG&E Energy Corp., which through various wholly owned subsidiaries indirectly owns a 50 percent interest in the partnership, does not believe the ultimate resolution of the matter will have a material adverse effect on its consolidated results from operations nor its financial condition. The company believes there is no material difference between the payments it received as a QF and what it would receive under rates the company will file with the FERC as a utility. Nevertheless, in light of this week's order, the company cannot predict what action the FERC ultimately will take, including whether the FERC will order lower rates resulting in significant refunds.

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